Exhibit 99.2

Q2 FY09 Question & Answer

December 17, 2008

1.	What were some examples of brands in the Consumer Foods segment posting sales growth for the quarter?

- Alexia	- Orville Redenbacher’s
- Andy Capp	- Parkay
- Banquet	- Peter Pan
- Blue Bonnet	- Ro*Tel
- Crunch ‘n Munch	- Rosarita
- DAVID	- Slim Jim
- Hebrew National	- Snack Pack
- Kid Cuisine	- Swiss Miss
- Libby’s	- Wesson
- Marie Callender’s	- Wolf

Sales for Healthy Choice and Hunt’s were in line with last year’s sales for the quarter.

2.	What were some examples of brands in the Consumer Foods segment posting sales declines for the quarter?

- ACT II

- Chef Boyardee

- Egg Beaters

- Manwich

- PAM

- Reddi-wip

3.	What were unit volume changes for the quarter in the Consumer Foods and Commercial Foods Segments?

Consumer Foods volume was down approximately 4%, as reported and excluding items impacting comparability.

Commercial Foods volume was up 2%, as reported and excluding items impacting comparability.

4.	How did the subsegments within Consumer Foods perform in terms of net sales and profit contribution margin for the quarter (amounts and percentages impacted by rounding)?

Net Sales

($ in millions)	Net Sales
Reporting Segment	Thirteen weeks ended			Twenty-six weeks ended
	November 23, 2008	November 25, 2007	% Inc / (Dec)	November 23, 2008	November 25, 2007	% Inc / (Dec)
Consumer Foods
Grocery Foods North America	$732	$714	2%	$1,412	$1,329	6%
Frozen Foods	458	453	1%	877	847	3%
Snacks and Store Brands	379	352	8%	739	692	7%
Enabler Brands	431	387	11%	794	710	12%
Domestic Export	47	47	(1)%	95	91	4%
Consumer Foods Administration/Other	(4)	3	N/A	(6)	(2)	(100)%

Total Consumer Foods	$2,043	$1,956	4%	$3,911	$3,667	7%

Profit Contribution Margin

(Net sales less cost of goods sold and advertising and promotion expense)

($ in millions)	Profit Contribution Margin
Reporting Segment	Thirteen weeks ended			Twenty-six weeks ended
	November 23, 2008	November 25, 2007	% Inc / (Dec)	November 23, 2008	November 25, 2007	% Inc / (Dec)
Consumer Foods
Grocery Foods North America	$186	$201	(7)%	$361	$345	4%
Frozen Foods	89	73	23%	152	143	6%
Snacks and Store Brands	84	74	12%	151	157	(4)%
Enabler Brands	62	64	(3)%	96	118	(19)%
Domestic Export	13	9	36%	24	15	57%
Consumer Foods Administration/Other	(2)	33	N/A	(4)	41	N/A

Total Consumer Foods	$432	$454	(5)%	$780	$819	(5)%

5.	How much was total depreciation and amortization from continuing operations for the quarter?

Approximately $79 million (versus approximately $74 million in Q2 FY08)

6.	How much were capital expenditures from continuing operations for the quarter?

Approximately $115 million (versus approximately $104 million in Q2 FY08)

7.	What was the net interest expense for the quarter?

Approximately $43 million (versus approximately $62 million in Q2 FY08)

8.	What was corporate expense for the quarter?

Approximately $111 million for the quarter (versus approximately $126 million in Q2 FY08). The current quarter includes $48 million related to net derivative losses temporarily recorded in unallocated Corporate expense. This loss will later be transferred to segment operating profit when the underlying item being hedged is expensed in segment operating results.

9.	How much did the company pay in dividends during the quarter?

Approximately $86 million

10.	What was the weighted average number of diluted shares outstanding for the quarter (rounded)?

Approximately 450 million shares for the quarter

11.	What were the gross margins and operating margins for the quarter ($ amounts in millions, rounded)?

Gross margin = segment gross profit* divided by net sales

Gross margin = $734/$3,264 = 22%

Operating margin = segment operating profit** divided by net sales

Operating margin = $408/$3,264 = 13%

*	Gross profit = net sales – costs of goods sold ($3,264 – $2,530 = $734)
**	See second-quarter segment operating results for a reconciliation of operating profit to income from continuing operations before income taxes and equity method investment earnings (loss). Income from continuing operations before income taxes and equity method investment earnings (loss), divided by net sales = $254/$3,264 = 8%.

12.	What is included in the company’s net debt at the end of the quarter (rounded, in millions)?

	Q2 FY09	Q2 FY08
Total debt*	$3,669	$3,711
Less: Cash on hand	$132	$141

Net debt total	$3,537	$3,570

*	Total debt = notes payable, short-term debt, long-term debt, and subordinated debt.

13.	What is the net debt to total capital ratio at quarter end?

43% currently and 43% a year ago

This ratio is defined as net debt divided by the sum of net debt plus shareholder equity. See question #12 for the components of net debt.

14.	What was the effective tax rate for the quarter?

The effective tax rate for continuing operations for the quarter was 33%. Going forward, the company expects an effective tax rate of approximately 34%-35% for continuing operations, excluding items impacting comparability.

15.	What are the projected capital expenditures for fiscal 2009?

Approximately $475 million

16.	What is the expected net interest expense for fiscal 2009?

Approximately $260 million, excluding income from the notes payable to ConAgra Foods resulting from the Trading & Merchandising divestiture. When income from those notes is included, net interest expense is approximately $190 million.

Note on Forward-looking Statements:

This release contains forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The company undertakes no responsibility for updating these statements. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things, availability and prices of raw materials, product pricing, future economic circumstances, industry conditions, the company’s ability to execute its operating and restructuring plans, competitive environment and related market conditions, operating efficiencies, the ultimate impact of the company’s recalls, access to capital, actions of governments and regulatory factors affecting the company’s businesses and other risks described in the company’s reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date made.